EXHIBIT 10.1

ACQUISITION AGREEMENT AND

AGREEMENT AND PLAN OF MERGER

among

KINROSS GOLD CORPORATION

a corporation organized in the Province of Ontario, Canada ("Parent")

and

CROWN MERGER CORPORATION

a Washington corporation and a wholly-owned

Subsidiary of Parent ("Purchaser")

and

CROWN RESOURCES CORPORATION

a Washington corporation ("Crown")

DATED AS OF

November 20, 2003

ACQUISITION AGREEMENT AND

AGREEMENT AND PLAN OF MERGER

THIS ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 20, 2003, and entered into by and among KINROSS GOLD CORPORATION, a corporation existing under the laws of the Province of Ontario, Canada ("Parent"), Crown Merger Corporation, a Washington corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and CROWN RESOURCES CORPORATION, a Washington corporation ("Crown," and together with Purchaser, the "Constituent Corporations"). Reference is made to Article X for the definitions of certain terms used in this Agreement.

BACKGROUND

This Agreement provides for the acquisition of Crown by the merger of Purchaser with and into Crown (the "Merger") in a transaction in which the stockholders of Crown will receive 0.2911 Kinross common shares (the "Kinross Common Shares") for each share of the common stock of Crown (the "Crown Common Stock") issued and outstanding immediately prior to the Merger, upon the terms and conditions set forth herein.

The Boards of Directors of each of Parent, Purchaser, and Crown have duly adopted resolutions approving this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser will be merged with and into Crown in accordance with the terms of this Agreement and the provisions of the Washington Business Corporation Act (the "Washington Act"). Following the Merger, Crown will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

1.2     The Closing. Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Merger contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), unless another date or time is agreed to in writing by the parties.

1.3     Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree) Purchaser and Crown will file with the Washington Secretary of State articles of merger (the "Articles of Merger") substantially in the form set forth in Exhibit 1.3 and make all other filings or recordings required by the Washington Act in connection with the Merger. The Merger will be consummated on the later of the date on which the Articles of Merger are filed with the Washington Secretary of State or such time as is agreed upon by the parties and specified in the Articles of Merger. The time the Merger becomes effective in accordance with the Washington Act is referred to in this Agreement as the "Effective Time."

1.4     Effects of the Merger. The Merger will have the effects set forth in this Agreement and the Washington Act. Without limiting the generality of the foregoing, as of the Effective Time the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

1.5     Organizational Documents. At the Effective Time, the articles of incorporation and bylaws of Purchaser (as in effect immediately prior to the Effective Time), will become the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Washington Act.

1.6     Directors and Officers. The directors and the officers of Purchaser at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.7     Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Crown, Parent, or Purchaser or their respective stockholders:

     1.7.1     Conversion of Crown Common Stock. Each share of Crown Common Stock (other than any shares held by a Dissenter) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.2911 Kinross Common Shares (the "Exchange Ratio"). All outstanding shares of Crown Common Stock as of the Effective Time, will automatically be canceled and will cease to exist, and the certificates formerly representing shares of Crown Common Stock (each such certificate a "Certificate") will thereafter represent that number of Kinross Common Shares determined by the Exchange Ratio or the right to pursue such rights as a Dissenter as the holder may have under the Washington Act.

     1.7.2     Conversion of Purchaser Share. At the Effective Time, each outstanding share of Purchaser common stock shall automatically be converted into one share of the preferred stock of Crown, as the Surviving Corporation, with a fair market value and redemption amount equal to the value of the shares of common stock of Purchaser converted, and the Surviving Corporation shall continue in existence as a wholly-owned subsidiary of Parent.

     1.7.3     Issuance of Common Stock of Surviving Corporation. At the Effective Time, Crown, as the Surviving Corporation, shall issue to Kinross one share of its common stock for each Kinross Common Share issued to the holders of Crown Common Stock in connection with the Merger, in consideration of the issuance of the Kinross Common Shares by Kinross.

1.8     Exchange of Kinross Common Shares for Crown Warrants. At the election of the holder of any Crown Warrants outstanding as of the Effective Time, such Warrants shall be exchanged for 0.2911 Kinross Common Shares for each share of Crown Common Stock which would have been issued on exercise of the Crown Warrant if the Warrants had been exercised immediately prior to the Effective Time on a cashless basis. The exchange of the Crown Warrants for Kinross Common Shares shall entitle the warrant holder to a distribution of the Solitario Common Stock in accordance with the provisions of the Amendment to the Warrants attached hereto as Exhibit 1.8.  If a holder elects to exchange the Crown Warrants in accordance with the provisions of this Section 1.8, the Crown Warrants shall be cancelled at the Effective Time, and the holder shall have no further rights or obligations relative to such Crown Warrants.

1.9     Surviving Crown Warrants. In the event that any Crown Warrants are not exercised prior to the Merger or exchanged for Kinross Common Shares in the Merger, such Crown Warrants shall, subsequent to the Merger, represent the right to acquire Kinross Common Shares and Solitario common stock in accordance with the provisions of the Amendment to the Warrants attached hereto as Exhibit 1.8.  If any such Crown Warrants are exercised subsequent to the Merger, Kinross shall issue and deliver such Kinross Common Shares and shall cause the Surviving Corporation to deliver such Solitario common stock in accordance with the provisions of the Amendment to the Warrants attached hereto as Exhibit 1.8.

1.10     Dissenting Stockholders. Any Crown Common Stock held by a Dissenter shall not be converted into the right to receive Kinross Common Shares but shall become, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenter pursuant to Washington Act; provided, however, that shares of Crown Common Stock outstanding immediately prior to the Effective Time and held by a Dissenter, who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the Washington Act, shall be deemed to be converted as of the Effective Time into the right to receive that number of Kinross Common Shares determined in accordance with the Exchange Ratio.

1.11     Joint Press Release. No later than the first business day following execution of this Agreement, and subject to the conditions of this Agreement, Parent will issue a joint press release with Crown substantially in the form set forth in Exhibit 1.11 (the "Joint Press Release") regarding this Agreement and will file with the SEC the Joint Press Release in accordance with the provisions of Rule 425 adopted pursuant to the Securities Act.

ARTICLE II

EXCHANGE AND SURRENDER OF CERTIFICATES

2.1     Surrender of Certificates. From and after the Effective Time, each holder of a Certificate will be entitled to receive in exchange therefor, upon surrender thereof to the exchange agent designated by Parent (the "Exchange Agent"), a certificate representing the Kinross Common Shares into which the shares of Crown Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Kinross Common Shares to be issued to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

2.2     Exchange Agent; Certificate Surrender Procedures.

     2.2.1     Exchange Agent. Parent shall enter into an agreement with the Exchange Agent to provide for distribution of the Kinross Common Shares to the holders of Crown Common Stock on surrender of the Certificates representing such Stock in accordance with the provisions of this Agreement.

     2.2.2     Transmittal Instructions. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificate will pass, only upon delivery of the Certificate to the Exchange Agent and will be in such form and have such other provisions as Parent will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for certificates representing the Kinross Common Shares issuable upon the conversion of the Crown Common Stock represented thereby. Upon the surrender to the Exchange Agent of such Certificates, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder will be entitled to receive the certificates representing the Kinross Common Shares into which Crown Common Stock represented by the Certificates so surrendered have been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the Kinross Common Shares into which the shares of Crown Common Stock represented by such Certificate have been converted in accordance with the provisions of this Agreement or the right to pursue any Dissenter rights the holder may have, as the case may be.

     2.2.3     No Fractional Shares. No fractional Kinross Common Shares shall be issued. Notwithstanding any other provision of this Agreement, each holder of shares of Crown Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Kinross Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Kinross Common Share multiplied by the Average Closing Price. No interest will be payable on the cash to be paid in lieu of the issuance of a fractional Kinross Common Share to any holder of a Certificate, irrespective of the time at which such Certificate is surrendered for exchange and irrespective of the time at which such cash is actually paid. "Average Closing Price" shall mean the average closing price of Kinross Common Shares on the NYSE Composite Tape (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten consecutive trading days ending on the third trading day immediately preceding the Effective Time. As soon as practicable after determination of the amount of cash to be paid in lieu of any fractional shares, the Exchange Agent shall make available in accordance with this Agreement such amounts to the former holders of shares of Crown Common Stock.

2.3     Transfer Books. The stock transfer books of Crown will be closed at the Effective Time, and no transfer of any shares of Crown Common Stock will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any shares of Crown Common Stock prior to the Effective Time that is not registered in the stock transfer records of Crown at the Effective Time, the Kinross Common Shares into which such shares of Crown Common Stock have been converted in the Merger will be issued to the transferee in accordance with the provisions of Section 2.2 only if the Certificate is surrendered as provided in Section 2.1 and is accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

2.4     Dissenter Rights. Crown Common Stock outstanding immediately prior to the Effective Time and held by a Dissenter will not be converted into a right to receive the Kinross Common Shares issuable upon the conversion of such shares, unless such holder fails to perfect or withdraws or otherwise loses his rights as a Dissenter. Crown will give Parent written notice of any and all Dissenter Notices that it receives, within three business days of the receipt of such notice by Crown, and Crown will give Parent the opportunity, to the extent permitted by applicable Law, to participate in all negotiations and proceedings relating to Dissenters. Except with the prior written consent of Parent, Crown will not voluntarily make any payment with respect to any claim of a Dissenter and will not settle or offer to settle any such claim.

2.5     Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person making such a claim, and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against or with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Kinross Common Shares issuable upon surrender thereof pursuant to Section 2.2.

2.6     No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation, and Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the Kinross Common Shares into which the shares of Crown Common Stock evidenced by such Certificate have been converted pursuant to the Merger or the right to pursue the holder's rights as a Dissenter, as the case may be.

2.7     Withholding. Parent will be entitled to deduct and withhold from the cash otherwise payable to any former holder of shares of Crown Common Stock in lieu of fractional shares pursuant to Section 2.2.3 all amounts required by any Law to be deducted or withheld therefrom. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entities, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Crown Common Stock in respect of which such deduction and withholding was made by Parent.

2.8     Escheat. Neither Parent, Purchaser nor Crown will be liable to any former holder of shares of Crown Common Stock for any of the Kinross Common Shares or cash payable in lieu of fractional shares delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant jointly and severally to Crown as follows:

3.1     Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, and has full corporate power and authority to carry on its business as now conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to carry on its business as now conducted. Parent directly owns and has power to vote all of the outstanding capital stock of Purchaser. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for where the failure to be so qualified would not have a Material Adverse Effect on Parent or Purchaser. Purchaser was formed for the purpose of effecting the Merger and has not conducted, and will not conduct, any business prior to the Effective Time other than that which is necessary to effectuate the Merger. True and complete copies of the Organizational Documents of each of Parent and Purchaser have been provided to Crown.

3.2     Authority Relative to this Agreement; No Violation.

     3.2.1     Authority. Parent and Purchaser each has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transactions contemplated hereby by Parent and Purchaser have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and is the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors' rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at Law or in equity.

     3.2.2     Compliance with Charter and Laws. Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance and compliance by Parent and Purchaser of and with the terms and conditions hereof to be performed and complied with by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Parent or Purchaser or (ii) assuming that the approvals referred to in Section 3.3 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Parent or Purchaser or any of the respective properties or assets of Parent or Purchaser, which violation, conflict or breach is Material to Parent or Purchaser or could prevent or materially delay Parent or Purchaser from consummating the transactions contemplated hereby or (B) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the respective properties or assets of Parent or Purchaser, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of their respective properties or assets may be bound or affected, which agreement or other instrument is Material to Parent or Purchaser, as the case may be, or any two or more such agreements, instruments or obligations which, taken together, are Material to Parent or Purchaser, as the case may be.

3.3     Consents and Approvals. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities on the part of Parent or Purchaser required for the validity of the execution and delivery by each of Parent and Purchaser of this Agreement or the performance and compliance by either of them of and with the terms and conditions of this Agreement or the consummation of the transactions contemplated hereby, except: (a) the filing with the SEC of: (i) the Registration Statement, which will include the Proxy Statement/Prospectus; and (iii) such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (b) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (c) as may be required under foreign laws, state securities laws, and the rules of the NYSE or the TSX; (d) such as may be necessary under the HSR Act or other similar Laws; and (e) those which, if not obtained or made, would not prevent or delay the consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on Parent or Purchaser.

3.4     Capitalization. All of the outstanding shares of capital stock of Purchaser have been or shall be prior to the Effective Time validly issued, fully paid and nonassessable. There are no options, warrants, or other derivative securities of Purchaser outstanding.

3.5     Broker's Fees. Neither Parent nor Purchaser nor any of their respective officers or directors or affiliates has employed any broker, finder or investment banker or incurred any liability for any broker's fees, investment banker's or finder's fees in connection with any of the transactions contemplated by this Agreement for which Crown or any of the Subsidiaries or any of their respective officers, directors or stockholders shall be liable.

3.6     No Capital Ownership in Crown. Neither Parent nor any of its Subsidiaries owns any shares of Crown Common Stock.

3.7     Regulatory Reports. Parent has timely filed all reports required by the provisions of the Exchange Act and applicable Canadian securities laws since December 31, 2002 (the "Kinross Securities Filings"). None of such Kinross Securities Filings, including the financial statements included in such filings, contained, when filed, any untrue statement of a material fact or omitted a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2002, there has not occurred any event that (i) has not been disclosed in a Kinross Securities filing or otherwise in writing to Crown; and (ii) has had, or, in the reasonable judgment of Kinross management, is likely to have, a Material Adverse Effect on the business or financial condition of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CROWN

Except as set forth on the Crown Disclosure Schedule, Crown hereby represents and warrants to Parent and Purchaser as follows:

4.1     Organization and Qualification. Section 4.1 of the Crown Disclosure Schedule contains a complete and accurate list of the subsidiaries of Crown (except for Solitario, the "Crown Subsidiaries"), including their name, jurisdiction of incorporation, jurisdictions in which they are authorized to do business, and capitalization (including the identity of each stockholder and the number of shares held by each). Crown and the Crown Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of their jurisdiction of incorporation, each with full corporate power and corporate authority to conduct its business as now conducted and to own or use its properties and assets and to perform all obligations under its contracts. Crown and the Crown Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction required, except where the failure to be so qualified would not have a Material Adverse Effect. Crown has delivered or made available to Parent copies of the Organizational Documents of each of the Crown Subsidiaries, as currently in effect.

4.2     Capitalization.

     4.2.1     Capital Stock. There are 100,000,000 duly authorized shares of common stock, par value $0.01 per share, and 40,000,000 duly authorized shares of preferred stock, par value $0.01 per share, of Crown. As of November 10, 2003, there were 16,788,957 shares of Crown Common Stock and no shares of preferred stock issued and outstanding, including 7,820,892 shares of Crown Common Stock deemed issued and outstanding from the automatic conversion of all Crown's outstanding 10% Convertible Subordinated Promissory Notes due 2006 and 10% Convertible Subordinated Promissory Notes due 2006, Series B. All of the issued and outstanding shares of Crown Common Stock have been duly authorized and validly issued, fully paid, and nonassessable. Except as set forth in Sections 4.2.2 through 4.2.4 below, Crown does not have any outstanding securities convertible into or exchangeable for any shares of its capital stock. There are no shares of Crown Common Stock held in treasury.

     4.2.2     Outstanding Crown Convertible Notes. As of November 10, 2003, the following convertible notes were outstanding (collectively, the "Crown Convertible Notes"): (i) 10% Secured Convertible Promissory Notes Due 2006 in the aggregate principal amount of $3,600,000 with unpaid interest accrued through November 10, 2003, of $25,643.83; and (ii) 10% Secured Convertible Promissory Notes Due 2006 in the principal amount of $1,655,333 with unpaid interest accrued through November 20, 2003, of $11,791.41. Section 4.2.2 also sets forth the conversion price and due date of the Crown Convertible Notes. No event has occurred which would require an adjustment to the initial conversion price of any of the Crown Convertible Notes.

     4.2.3     Outstanding Warrants. As of November 10, 2003, Crown had outstanding warrants (individually, a "Crown Warrant" and, collectively, the "Crown Warrants") to purchase an aggregate of 14,408,933 shares of Crown Common Stock at a weighted average exercise price of $0.74 per share. Section 4.2.3 of the Crown Disclosure Schedule identifies the holders, and sets forth the number of Crown Warrants held by each holder and the exercise price and expiration date of each Crown Warrant. All of the Crown Warrants can, at the election of the holder, be exercised through a cashless exercise feature. No event has occurred which would require an adjustment to the initial exercise price of any of the Crown Warrants.

     4.2.4     Outstanding Options. As of November 10, 2003, Crown has outstanding options (individually, a "Crown Option" and, collectively, the "Crown Options") to acquire an aggregate of 3,379,000 shares of Crown Common Stock, exercisable at a weighted average of $0.40 per share. Section 4.2.4 of the Crown Disclosure Schedule identifies the holders, and sets forth the number of Crown Options held by each holder and the exercise price and expiration date of each Crown Option. No event has occurred which would require an adjustment to the original exercise price of any of the Crown Options.

     4.2.5     No Other Rights. Except for the Crown Convertible Notes and as set forth in Section 4.2.5 of the Crown Disclosure Schedule, the Crown Options, and the Crown Warrants set forth above, there are no other options, warrants, calls, stock appreciation rights or other rights, or convertible debt or security, or any shares reserved for issuance or any arrangement, subscription agreement, plan, or commitment, relating to the issued (including treasury stock) or unissued capital stock or other securities of Crown granted or made by Crown or to which Crown is a party or by which it is bound.

     4.2.6     Voting and Dividend Rights. Except as set forth in Section 4.2.6 of the Crown Disclosure Schedules, there is no agreement, arrangement, commitment or plan restricting voting or dividend rights with respect to any shares of capital stock or other securities of Crown to which Crown is a party or of which it is aware. Crown does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity except for the Crown Subsidiaries.

4.3     Authority Relative to this Agreement; No Violation.

     4.3.1     Authority; Approval; Due Execution. Crown has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Crown, the performance and compliance with all the terms and conditions hereof to be performed and complied with by Crown, and the consummation by Crown of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Crown, subject to approval of this Agreement by the holders of at least 66-2/3% of the shares of the outstanding Crown Common Stock, at the special meeting of the holders of the Crown Common Stock to be held to consider and vote upon the Merger (the "Crown Stockholders' Meeting"). The Board of Directors of Crown, at a meeting held on November 19, 2003, approved this Agreement and resolved to recommend the plan of merger to the Crown Stockholders (such recommendation by the Board of Directors of Crown being the "Crown Recommendation"). This Agreement is a legal, valid and binding obligation of Crown enforceable against Crown in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors' rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and any other equitable remedy.

     4.3.2     Compliance with Organizational Documents, Laws, and Crown Contracts. Except as disclosed in Section 4.3.2 of the Crown Disclosure Schedule, neither the execution and delivery of this Agreement by Crown, the performance and compliance by Crown of and with the terms and conditions hereof to be performed and complied with by it, nor the consummation by Crown of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Organizational Documents of Crown or the Crown Subsidiaries, (ii) violate, conflict with or result in a breach of any Law applicable to Crown, the Crown Subsidiaries, or any of their properties or assets or (iii) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the consent of any other party, or result in the creation or imposition of any Lien upon any of the properties or assets of Crown or the Crown Subsidiaries under any Crown Contract, except, in each case of clause (i), (ii), and (iii) above, for violations, conflicts, and breaches, and, if applicable, impairments, defaults, terminations, accelerations, or Liens, as would not, taken together, have a Material Adverse Effect on Crown.

4.4     Financial Statements and Books and Records of Crown.

     4.4.1     Financial Statements. Crown has delivered or made available to Purchaser the following financial statements as filed with the SEC (collectively the "Financial Statements"): (i) the audited consolidated balance sheets of Crown and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows as of and for the three years ended December 31, 2002; and (ii) the unaudited consolidated balance sheet of Crown and Subsidiaries as of September 30, 2003, as filed with the SEC (the "Most Recent Balance Sheet"), and the related consolidated statements of operations and cash flows as of and for the nine months ended September 30, 2003 (collectively, the "Most Recent Financial Statements"). The Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis (except for changes, if any, required by GAAP applied on a consistent basis and disclosed therein), and the Financial Statements present fairly in all Material respects the financial condition and results of operations of Crown and the Crown Subsidiaries included therein as of the date of the balance sheets and for the respective periods covered, including, in the case of the Most Recent Financial Statements, all adjustments which are, in the opinion of management of Crown, necessary to a fair statement of the results of the interim period presented. All of such adjustments are of a normal reoccurring nature.

     4.4.2     Books and Records. The books of account, minute books, stock record books, and other corporate records of Crown and the Crown Subsidiaries are complete and correct in all Material respects; Crown has an adequate system of internal accounting controls; and Crown has an adequate system of disclosure controls and procedures, all as required by Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The minute books of Crown and the Crown Subsidiaries, contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Boards of Directors, and committees of the Board of Directors of the respective entities, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Time, all of those books and records will be in the possession of the Surviving Corporation.

     4.4.3     Intracorporate Debt. Crown does not have, and will not have at the Closing Date, any obligation to, or due from, a Crown Subsidiary that is not wholly-owned by Crown.

4.5     No Consents. Except for filings with the SEC, filing the Articles of Merger with the Washington Secretary of States, filings provided under the HSR Act, and as set forth in Section 4.5 of the Crown Disclosure Schedule, no consents, approvals or authorizations of or filings with any Governmental Entity on the part of Crown are required for the validity of the execution and delivery by Crown of this Agreement or for Crown to perform its terms.

4.6     Absence of Certain Changes or Events. Since September 30, 2003, Crown and the Crown Subsidiaries have not engaged in any of the following acts: (i) entered into any transaction not in the ordinary course of business; (ii) sold, transferred, or disposed of, or subjected to any Lien, any Material assets or properties of Crown or the Crown Subsidiaries (including the factoring or selling of accounts receivable), except for the sale of services and assets in the ordinary course of business; (iii) Materially deviated from historical accounting and other practices in connection with the maintenance of their books and records, except as may be required by Law or GAAP; (iv) incurred any physical damage, casualty, destruction or loss to property or assets of Crown or the Crown Subsidiaries, whether or not covered by insurance; (v) declared, set aside, or paid any dividend or other distribution on or with respect to the shares of capital stock of Crown except as contemplated by this Agreement, or directly or indirectly redeemed, purchased, or acquired any of such shares or split, combined, or reclassified shares of capital stock; (vi) increased, paid, or delayed payment of any payroll or payroll tax payment with respect to the compensation (including benefits) payable or to become payable by Crown or the Crown Subsidiaries to any of their respective directors, officers, employees or agents, or the making of any bonus payment or similar arrangement to or with any of them; (vii) cancelled any indebtedness due to Crown or the Crown Subsidiaries from others except for the write-off of accounts receivable in the ordinary course of business; (viii) created or incurred any Material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), or entered into any transaction, contract or commitment, other than such items created or incurred in the ordinary course of business; (ix) changed the manner in which Crown and the Crown Subsidiaries collect accounts receivable, extend discounts or credits to customers or otherwise deal with customers; (x) waived or released any Material rights of Crown or the Crown Subsidiaries, except in the ordinary course of business and for fair value, or let lapse or incurred any other loss of a Material right of Crown or the Crown Subsidiaries to use its assets or conduct its businesses; (xi) committed for or deferred any capital expenditures of Crown or the Crown Subsidiaries in excess of amounts budgeted; (xii) changed any accounting policies, except as may be required by Law or GAAP; (xiii) changed Crown's policies or the Crown Subsidiaries' policies with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable, including, without limitation, any acceleration or deferral of the payment or collection thereof, as applicable (including, without limitation, any payment advances); (xiv) changed the payment terms (including, without limitation, any advances) between Crown or the Crown Subsidiaries and any of their Material vendors; (xv) changed any development or permitting plans of Crown or the Crown Subsidiaries or deferred any costs or expenditures with respect to such plans; (xvi) granted price discounts on services or products outside the ordinary course of business and consistent with past practice; or (xvii) entered into any commitment or agreement to do any of the foregoing.

4.7     Taxes and Tax Returns.

     4.7.1     Taxes; Returns. Crown and, with respect to periods during which they were included in any consolidated, combined or unitary return in which Crown has been included, each other corporation which has been so included, has (i) duly filed all Material Returns in a timely manner, including extensions granted for such filing, consistent with applicable laws, as required to be filed by it (all such Returns being accurate and complete in all Material respects) and has paid all Taxes shown thereon to be due, and (ii) duly paid all Material Taxes required to be paid by any of them through the date of this Agreement, whether or not shown on a Return, other than Taxes that are being contested in good faith and by appropriate proceedings or as to which Crown has set aside on its books adequate reserves for Tax liability (as distinguished from reserves for deferred Taxes established to reflect timing differences between book and tax income) in accordance with GAAP. All Material Taxes attributable to all taxable periods ended on or before the Closing Date, to the extent not required to have been previously paid, will be fully and adequately reserved for as a Tax liability on Crown's financial statements in accordance with GAAP. The amounts recorded as reserves for Tax liability on the Most Recent Balance Sheet are sufficient in the aggregate for the payment by Crown of all unpaid Material Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for all periods ended on or prior to the date of such statement. There are no Liens for Taxes upon the assets of Crown or the Crown Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings. Since January 1, 1998, to the Knowledge of Crown, no claim has ever been made by an authority in a jurisdiction where Crown does not file Returns that it or the Crown Subsidiaries is or may be subject to taxation by that jurisdiction. Since January 1, 1998, to the Knowledge of Crown, (i) there are no claims asserted for deficiencies in Taxes against Crown or the Crown Subsidiaries, (ii) neither Crown nor the Crown Subsidiaries has given any currently effective waivers extending the statutory period of limitation applicable to any Return for any period or entered into any "closing agreements" as described in Section 7121 of the Code, (iii) neither Crown nor the Crown Subsidiaries has in effect any power of attorney or other authorization for anyone to represent it with respect to any Taxes and (iv) neither Crown nor the Crown Subsidiaries has received written notification of a Tax audit and, to the Knowledge of Crown there are no Tax audits in progress of any Returns of Crown or the Crown Subsidiaries. Neither Crown nor the Crown Subsidiaries has been a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability for Taxes of anyone other than Crown. Neither Crown nor the Crown Subsidiaries has filed a consent under Section 341(f) of the Code. Crown has provided to Parent or its representatives complete and correct copies of its and the Crown Subsidiaries' Returns which have been filed on or subsequent to December 31, 1997, and all examination reports, if any, relating to the audit of such Returns by the IRS or other Tax authority. Neither Crown nor the Crown Subsidiaries (i) has agreed to, or is required to, make any adjustments under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Laws) by reason of a change in accounting method or otherwise; (ii) is, was, or will be, at any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (iii) has filed or been required to file any reports under Section 999 of the Code; (iv) has failed to disclose on its federal income Tax Returns any positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (v) other than the consolidated group of which Crown is now the common parent, has ever been a member of an Affiliated Group filing a consolidated United States federal income Tax Return and has any liability for the Taxes of any other Person other than a Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (vi) is a party to any joint venture, partnership, limited liability company or other arrangement or contract properly treated as a partnership for United States federal income Tax purposes; or (vii) has entered into any gain recognition agreements under Section 367 of the Code and the Treasury Regulations promulgated thereunder. For United States federal income tax purposes: (i) Crown's adjusted tax basis in the Solitario common stock held by Crown as of the date hereof is not less than $8,150,000; and (ii) any gain recognized as a result of Crown's distribution of the Solitario common stock on or before the Closing Date under Section 7.3.5 below will be offset by tax losses of Crown occurring at or prior to the Effective Time and available for such purpose.

     4.7.2     Tax Withholding. All Material amounts required to be withheld by Crown or the Crown Subsidiaries from employees, creditors, stockholders or other third parties for Taxes have either been withheld or collected and paid, when due, to the appropriate governmental authority, or an adequate reserve has been established and Crown and the Crown Subsidiaries have otherwise complied in all Material respects with applicable laws, rules, and regulations relating to Tax withholding and remittance.

     4.7.3    Parachute Payments. Except as provided in Section 4.7.3 of the Crown Disclosure Schedules, Crown and the Crown Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could obligate them, Parent or Purchaser, to make any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

4.8     Employees.

     4.8.1     Agreements; Benefit Plans. Section 4.8.1 of the Crown Disclosure Schedule contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation plan, fringe benefit plan or any agreement providing any payment or benefit resulting from a change in control, pension, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Crown and the Crown Subsidiaries, or their beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Crown or the Crown Subsidiaries maintain, to which Crown or the Crown Subsidiaries contribute, or under which any employee, former employee, director or former director of Crown or the Crown Subsidiaries is covered or has benefit rights and pursuant to which any liability of Crown or the Crown Subsidiaries exists or is reasonably likely to occur (the "Benefit Plans"). Except as set forth in Section 4.8.1 of the Crown Disclosure Schedule, neither Crown nor the Crown Subsidiaries maintain or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Crown or the Crown Subsidiaries or their beneficiaries, or other provisions which would cause an increase in the liability to Crown or the Crown Subsidiaries or to Parent as a result of the transactions contemplated by this Agreement or any related action thereafter including, but not limited to, termination of employment or directorship (a "Change in Control Benefit"). Except as provided in Section 4.8.1 of the Crown Disclosure Schedule, the execution of this Agreement does not constitute a "change in control" for purposes of any Benefit Plan or any Change in Control Benefits. The term "Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 4.8.1, provided that the term "plan" or "plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Copies of the Benefit Plans have been previously made available to Parent. There is no liability under the Benefit Plan for employees of subsidiaries previously sold or otherwise disposed of by Crown or the Crown Subsidiaries.

     4.8.2     Documents Delivered to Parent. Crown has delivered or made available to Parent true and complete copies of the following documents, as they may have been amended to the date hereof, relating to the Benefit Plans, other than any multiemployer plan: (i) the most recent version of each of the Benefit Plans listed in Section 4.8.1 of the Crown Disclosure Schedule if in writing, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter or opinion letter from the Internal Revenue Service with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code; (iii) the actuarial valuation prepared for the most recent plan year for any Benefit Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA); (iv) the current summary plan description for each Benefit Plan; and (v) the complete Form 5500 filings, for each of the Benefit Plans that is obligated to file such form for the three (3) most recent plan years.

     4.8.3     Certain Representations Regarding Benefit Plans. Except as disclosed in Section 4.8.3 of the Crown Disclosure Schedule:

          4.8.3.1      each of the Benefit Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement and any applicable collective bargaining agreement, complier in form and operation with all applicable laws, including ERISA and the Code, in all Material respects;

          4.8.3.2     each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Qualified Plans");

          4.8.3.3     all accrued contributions and other payments required to be made by Crown to or with respect to any Benefit Plan have been made within the time periods prescribed by ERISA and the Code or, if not yet due, reserves adequate for such purposes have been set aside therefor and reflected in the Most Recent Balance Sheet. Neither Crown nor the Crown Subsidiaries is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract in each case, which could result in any Material liability, and there are no Material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan;

          4.8.3.4      neither Crown, the Crown Subsidiaries, nor their ERISA Affiliates have made or agreed to make, or are they required to make (in order to bring any of the Benefit Plans into substantial compliance with ERISA or the Code), any change in benefits that would Materially increase the costs of maintaining any of the Benefit Plans;

          4.8.3.5     neither Crown, the Crown Subsidiaries, nor their ERISA Affiliates, nor, to the Knowledge of Crown, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Benefit Plan has breached the fiduciary rules of ERISA or engaged in any prohibited transaction which could subject Crown or its ERISA Affiliates to any Material tax or penalty imposed under Section 4975 of the Code or Sections 502(i) or (l) of ERISA;

          4.8.3.6      there are no actions, suits, disputes, arbitration or claims pending (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of Crown, threatened against any Benefit Plan or against the assets of any Benefit Plan;

          4.8.3.7     all bond coverage requirements and all reporting and disclosure obligations under ERISA and the Code have been complied with on a timely basis with respect to each of the Benefit Plans and the related trust, group annuity contract, insurance policy or other funding arrangement except for any instances of non-compliance that could not reasonably be expected to result in Material liability for Crown, the Crown Subsidiaries or, following the Closing Date, for Parent or Purchaser;

          4.8.3.8     each Benefit Plan which is a "group health plan" (as defined in Section 5000 of the Code) has been maintained and operated in all Material respects in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (collectively, "COBRA") and Crown has no liability under COBRA for any Tax penalty or damages;

          4.8.3.9     no benefit payable or which may become payable by Crown, the Crown Subsidiaries or their ERISA Affiliates pursuant to any Benefit Plan could reasonably be expected to constitute an "excess parachute payment" (within the meaning of Section 280G of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code;

          4.8.3.10     no Benefit Plan currently or previously maintained by Crown, the Crown Subsidiaries or their ERISA Affiliates provides any post-retirement medical, health, life insurance, or welfare benefits, and neither Crown nor its ERISA Affiliates maintains any obligations to provide any post-retirement welfare benefits in the future (other than rights required by COBRA; and

          4.8.3.11     neither Crown, the Crown Subsidiaries nor any of their ERISA Affiliates has ever maintained, sponsored, contributed to, or incurred liability under any "multiemployer plan," as defined in Section 3(37) of ERISA, a defined benefit plan, as defined in Section 3(35) of ERISA, or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

     4.8.4     Employees; Compensation. Crown has furnished to Parent a true and correct list of each employee of Crown or the Crown Subsidiaries together with such employee's annual rate of compensation and payments to be due to each such employee in connection with the consummation of the transactions contemplated hereby. Except as set forth in Section 4.8.4 of the Crown Disclosure Schedule: (i) as of the date of this Agreement, no officer or employee of Crown or the Crown Subsidiaries has obtained any binding and effective commitment of Crown or the Crown Subsidiaries to pay to him or her in respect of any future year aggregate remuneration in excess of the rate of compensation set forth in such list, (ii) neither Crown nor the Crown Subsidiaries is obligated to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), (iii) no officer or director of Crown or the Crown Subsidiaries is eligible to receive a Change in Control Benefit, (iv) neither Crown nor the Crown Subsidiaries is a party to (A) any management, employment, deferred compensation, severance, bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any consultant who prior to becoming a consultant was a director or officer of Crown or the Crown Subsidiaries or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing, (v) neither Crown nor the Crown Subsidiaries is a party to any agreement to loan any amount to or guarantee a loan of any amount to any employee, (vi) neither Crown nor the Crown Subsidiaries has been or is not a party to any Plan, contract or arrangement providing for insurance or for any indemnification of any officer, director or employee of Crown or the Crown Subsidiaries, (vii) neither Crown nor the Crown Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment, (viii) there is no unfair labor practice or other complaint against Crown or the Crown Subsidiaries pending or, to the Knowledge of Crown, threatened, before the National Labor Relations Board, or any complaint before the Equal Employment Opportunity Commission, or any state, local or foreign agency similar to either thereof, (ix) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the Knowledge of Crown, threatened against or involving Crown or the Crown Subsidiaries, and (x) there is no legal, administrative, arbitral or other proceeding, claim, suit, action or governmental investigation of any nature pending or, to the Knowledge of Crown, threatened in respect of which any director, officer, employee or agent of Crown or the Crown Subsidiaries is or may be entitled to claim indemnification from Crown or the Crown Subsidiaries.

4.9     Broker's Fees. Except as set forth in section 7.2.6, neither Crown, the Crown Subsidiaries nor any of their officers or directors has employed any broker, finder or investment banker or incurred any liability for any broker's fees, financial advisory fees, investment banker's or finder's fees in connection with any of the transactions contemplated by this Agreement.

4.10     Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which Crown or the Crown Subsidiaries is bound, or to which any of their assets, properties, securities or businesses is subject that individually require the payment by Crown or the Crown Subsidiaries of the sum of $50,000 or more. As of the date hereof there are no actions, suits, claims, legal, administrative or arbitral proceedings or investigations, pending or, to the Knowledge of Crown, threatened against Crown or the Crown Subsidiaries or any of their assets or properties, except for actions, suits, or claims that would not have a Material Adverse Effect.

4.11     Authorizations; Compliance with Laws. Crown and the Crown Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Crown Contracts to which they are a party, except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect (the "Crown Permits"); provided that, Crown does not have, and does not represent that it has, all authorizations, permits, licenses, variances, exemptions, orders, and approvals required by Governmental Entities to construct and operate a mine at its Buckhorn Mountain Project in the state of Washington. Crown and the Crown Subsidiaries are in compliance with the terms of the Crown Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect. Except as set forth in Section 4.11 of the Crown Disclosure Schedule, since January 1, 1997, neither Crown nor the Crown Subsidiaries has been in violation of or default under any Law, except for any such violation or default which will not have a Material Adverse Effect. To Crown's Knowledge, except as set forth in Section 4.11 of the Crown Disclosure Schedule, as of the date of this Agreement, no investigation or reviews by any Governmental Entity with respect to Crown or the Crown Subsidiaries is pending nor has any Governmental Entity notified Crown or the Crown Subsidiaries of an intention to conduct the same nor do any facts exist which may give rise to such an investigation or review.

4.12     Environmental Matters. Except as set forth in Section 4.12 of the Crown Disclosure Schedule, and except for such violations, notices and Releases as would not, taken together, have a Material Adverse Effect: (a) neither Crown nor the Crown Subsidiaries is in violation of any applicable Environmental Law; (b) no Hazardous Material has been disposed of or Released by Crown or the Crown Subsidiaries in violation of applicable Environmental Law; (c) neither Crown nor the Crown Subsidiaries has any liability under any Environmental Law; and (d) neither Crown nor the Crown Subsidiaries has received any notice from any governmental body alleging that Crown or the Crown Subsidiaries is in violation of, or liable for investigation or cleanup of any Release of Hazardous Material under, any Environmental Law.

4.13     Absence of Defaults. Except where a default or violation would not have a Material Adverse Effect, neither Crown nor the Crown Subsidiaries is in violation of any provision of its Organizational Documents, or in default under or violation of any Crown Contract and, to the Knowledge of Crown or the Crown Subsidiaries, no event has occurred which, with notice, lapse of time and/or action by a third party, would constitute or result in such a default or violation.

4.14     Material Contracts.

          4.14.1     Material Contracts. Crown's Form 10-K and Forms 10-Q disclose all contracts that constitute "material contracts" as defined in Item 601(b)(10) of Regulation S-K to which Crown or the Crown Subsidiaries are a party or to which they or their assets are subject and which are required to be disclosed therein or listed as exhibits thereto, except as set forth in Section 4.14.1 of the Crown Disclosure Schedule (collectively, the "Crown Contracts"). True and complete copies of all of the Crown Contracts have been provided or made available to Parent.

          4.14.2     Insurance Policies. True copies of the insurance policies now in effect with respect to the owned and leased real properties, businesses, employees, officers and directors of Crown or the Crown Subsidiaries and with respect to any Benefit Plan or a fiduciary thereof and the amounts and types of casualties and contingencies insured against thereunder, including all amendments and supplements thereto, have been delivered or made available to Parent.

4.15     Title and Condition of Assets. Crown or the Crown Subsidiaries have sufficient title (subject, in the case of unpatented mining claims located in the United States, to the paramount title of the United States of America), applying customary standards in the mining industry, to their operating properties and properties with proven and probable ore reserves or mineral resources (other than property as to which Crown or the Crown Subsidiaries are a lessee, in which case it has a valid leasehold interest) to permit the exploitation of such reserves and resources, except for such defects in title that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Crown or the Crown Subsidiaries. Notwithstanding the foregoing, no representation or warranty is made as to a discovery of valuable minerals for any unpatented mining claim located in the United States. All real and tangible personal property of Crown or the Crown Subsidiaries is in generally good repair and is operational and usable in the operation of Crown or the Crown Subsidiaries, subject to normal wear and tear and technical obsolescence, repair, or replacement, except for such property whose failure to be in such condition would not be reasonably likely to have a Material Adverse Effect on Crown.

4.16     Labor Relations. As of the date hereof, no employees of Crown or the Crown Subsidiaries are covered by any collective bargaining agreement and (a) there are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the Knowledge of Crown, threatened as of the date hereof with respect to the employees of Crown or the Crown Subsidiaries which would have a Material Adverse Effect on Crown or the Crown Subsidiaries; and (b) to Crown's Knowledge, as of the date hereof, there are no present or pending applications for certification (or equivalent procedure under any applicable Law) of any union as the exclusive bargaining agent for any employees of Crown or the Crown Subsidiaries.

4.17     Reserve Reports and Reserve Estimates. The reports of proven and probable reserves of Crown summarized in its report on Form 10-K for the year ended December 31, 2002, and in its subsequent reports on Form 10-Q were prepared in all Material respects in accordance with applicable requirements of the Exchange Act and such reports were, as of their respective dates, in all Material respects in compliance with the requirements applicable to the presentation of such reserves in documents filed with the SEC.

4.18     Intellectual Property Rights. Section 4.18 of the Crown Disclosure Schedule sets forth all Material trade names, patents, trademark registrations, service mark registrations, copyright registrations and all pending applications for and registrations of any of the foregoing, owned by Crown or the Crown Subsidiaries identified by country in which they have been filed or registered and with applicable serial or registration numbers (the "Intellectual Property"). Crown or the Crown Subsidiaries is the owner of all right, title and interest in and to the Intellectual Property. Crown or the Crown Subsidiaries have, and will continue to have after the Merger, the exclusive right to use such Intellectual Property (which, subject to the disclosures in Section 4.18 of the Crown Disclosure Schedule, and in combination with any rights of Crown pursuant to common law or the Crown Contracts, constitutes all Material Intellectual Property rights necessary for the conduct of its business) and the use thereof by Crown or the Crown Subsidiaries does not violate or infringe the rights of any other person, and the transfer to the Surviving Corporation pursuant to the Merger, will not violate or infringe the rights of any other person. To the Knowledge of Crown or the Crown Subsidiaries, no other person is infringing the right of Crown or the Crown Subsidiaries in any such Intellectual Property. Neither Crown nor the Crown Subsidiaries is in default nor, with the giving of notice or lapse of time or both, would be in default, under any license to use such Intellectual Property.

4.19     Accounts Receivable. All of the receivables (the "Accounts Receivable") including accounts receivable, loans receivable and advances of Crown or the Crown Subsidiaries which are reflected in the Most Recent Balance Sheet and all such Accounts Receivable which have arisen since the Most Recent Balance Sheet, have arisen only from bona fide transactions in the ordinary course of business. Section 4.19 of the Crown Disclosure Schedule accurately lists as of September 30, 2002, all Accounts Receivable and, for all Material Accounts Receivable, the amount owing and the aging of such receivable, the name and last known address for the party from whom such receivable is owing, and any security in favor of Crown or the Crown Subsidiaries for the repayment of such receivable which Crown or the Crown Subsidiaries purport to have. Subject to the reserves shown on the Most Recent Balance Sheet with respect to the Accounts Receivable which have been established in accordance with GAAP and in a manner consistent with the prior practice of Crown, the Accounts Receivable as of September 30, 2003, are collectible in accordance with their terms. There are no contests, claims, warranty claims, failure of performance claims, or other asserted claims or rights of set-off under agreements with obligors of the Accounts Receivable as of September 30, 2003, relating to the amount or validity of such Accounts Receivable in excess of $25,000 in the aggregate.

4.20     Capitalized Lease Obligations. Neither Crown nor the Crown Subsidiaries has any capitalized lease obligations.

4.21     Crown Reorganization. Crown has satisfied all of its obligations under the plan of reorganization (the "Plan of Reorganization") dated March 25, 2002, and all court orders related thereto. There are no outstanding claims (including, without limitation, any executory, priority or administrative claims) relating to the Plan of Reorganization.

4.22     Crown SEC Documents Crown has filed all forms, reports and documents with the SEC required to be filed by it after January 1, 2001, and prior to the date of this Agreement (the "Crown SEC Documents"). Each Crown SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. No Crown SEC Document, as of its filing date (or if amended, as of the date of its last amendment), contains any untrue statement of a Material fact or omitted to state any Material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Crown Subsidiaries is required to file any forms, reports, or other documents pursuant to the Securities Act or the Exchange Act.

ARTICLE V

CONDUCT OF BUSINESS BY CROWN PENDING THE MERGER

5.1     Conduct of Business by Crown Pending the Merger. Crown covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, unless Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, Crown will cause its business and the business of the Crown Subsidiaries to be conducted only in the ordinary course of business or as reasonably necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Crown covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement:

     5.1.1     Business Relations. Crown will use its commercially reasonable efforts to (i) preserve intact the business and organization of Crown and the Crown Subsidiaries; (ii) keep available to itself and Parent the present services of the employees of Crown and the Crown Subsidiaries; (iii) pursue, in a professional and commercially reasonable manner, and in consultation with Parent, its permitting and licensing efforts with respect to the Buckhorn Mountain Project; and (iv) maintain in full force and effect, at the same levels of coverage, all the currently existing insurance.

     5.1.2     Capitalization. Crown will not (i) sell or pledge or otherwise encumber any stock owned by it in the Crown Subsidiaries, other than (A) each of such contractual obligations as set forth on Section 5.1.2 of the Crown Disclosure Schedule or (B) encumbrances resulting from the application of Permitted Liens, (ii) amend its, or permit the amendment of the Subsidiaries' (other than Solitario's) Organizational Documents, (iii) split, combine or reclassify any shares of its capital stock; (iv) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property or any combination thereof with respect to its capital stock (other than such payments as may be required under the provisions of the Crown Convertible Notes and the declaration and payment by Crown of a dividend solely in Solitario common shares; provided that, Crown shall reserve from such dividend sufficient Solitario common shares to permit it to meet any contractual obligations Crown may have), or (v) enter into any agreement, commitment or arrangement with respect to any of the foregoing. Crown shall make all interest payments with respect to the Crown Convertible Notes, when due under their terms, in cash.

     5.1.3     Sell or Purchase Capital Stock; Mergers; Joint Ventures. Crown shall not (i) issue, authorize the issuance of or sell any additional shares of Crown common stock or other Crown securities, or issue, reissue or grant any option, warrant, call, commitment, subscription, stock appreciation right, right to purchase or agreement of any character to acquire any shares of its capital stock, except for the vesting of Crown Options in accordance with their existing terms, the exercise of Crown Options and Crown Warrants in accordance with their terms, or the conversion of outstanding Crown Convertible Notes; (ii) redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock; (iii) amend or terminate any Material contract, agreement or license to which it is a party other than in the ordinary course of business or as reasonably necessary in connection with the transactions contemplated in this Agreement; (iv) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; (v) sell, lease, license, transfer, pledge, mortgage, hypothecate or otherwise dispose of any of its assets other than in the ordinary course of business, excluding the sale of immaterial assets of Crown that in the good faith belief of Crown are not necessary to the operation of its business and except for the distribution of Solitario common stock to its stockholders; (vi) enter into any joint venture or partnership or acquire majority ownership of any business entity which involves an investment by Crown in the aggregate in excess of $25,000; (vii) incur any indebtedness for borrowed money other than trade payables in the ordinary course of business; (viii) guarantee any obligation of a third party; (ix) issue any debt securities; or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     5.1.4     Compensation. Except in the ordinary course of business and except as required by existing agreements, neither Crown nor the Crown Subsidiaries shall grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer or employee, or grant any severance or termination pay (other than pursuant to policies or agreements of Crown in effect on the date hereof and disclosed in the Crown Disclosure Schedule) or pay any "excess parachute payment" within the meaning of Section 280G of the Code to, or enter into any employment, consulting, compensation, severance, termination or other form of agreement with, any executive officer, director, employee or independent consultant or advisor, whether past, present or future. Neither Crown nor the Crown Subsidiaries shall increase benefits payable under, or broaden eligibility for, their current severance or termination pay policies, and except as required by applicable Law, regulations or court order. Neither Crown nor the Crown Subsidiaries shall adopt, enter into or amend to increase the benefits payable under, or broaden eligibility for, any Benefit Plan.

     5.1.5     Alternative Transaction.

          5.1.5.1     Crown shall not, directly or indirectly through any of the Crown Subsidiaries or the respective directors, officers, agents, representatives, affiliates, stockholders or any other persons acting on any of their behalf, (a) enter into any transaction with any party other than Parent relative to a merger or consolidation or any other business combination or any disposition of the assets of Crown or any interest in its business, its capital stock or any part thereof or a transaction comparable or similar to the Merger or that would prevent or materially impede the Merger (any of the foregoing, an "Alternative Transaction"), (b) solicit or encourage submission of inquiries, proposals or offers from any other party relative to an Alternative Transaction; (c) except in the ordinary course of business or as required by Law, regulation, or court order or by agreements existing at the date of this Agreement, provide information to any other Person regarding Crown or any of the Crown Subsidiaries (other than Solitario), (d) conduct any discussions or negotiations regarding, or enter into any agreement, arrangement or understanding regarding, or approve, recommend or propose publicly to approve or recommend, an Alternative Transaction, or (e) agree to do any of the foregoing. Crown shall promptly notify Parent if it receives any offer, inquiry or proposal or enters into any discussions, including without limitation, the terms and conditions of any such Alternative Transaction and the identity of the potential acquirer relating to an Alternative Transaction and the details thereof, and shall keep Parent fully informed on an ongoing basis with respect to each such offer, inquiry, proposal or discussions with any Person. Crown shall provide Parent with copies of all such offers, inquiries or proposals that are in writing and all written materials and correspondence relating thereto as soon as practicable after receipt by Crown. Crown and its Board of Directors shall not enter into any agreement with respect to, or otherwise approve or recommend, any Alternative Transaction, unless Section 5.1.5.4 of this Agreement has been complied with.

          5.1.5.2     Notwithstanding anything to the contrary in this Agreement, in response to an unsolicited offer, inquiry or proposal from any Person with respect to an Alternative Transaction, Crown (and its directors, officers, agents, representatives, affiliates, stockholders and other persons acting on its behalf) may (a) participate in discussions or negotiations with, review information from, and, subject to compliance with Section 5.1.5.4, furnish non-public information to any third party that has made such offer, inquiry or proposal relative to an Alternative Transaction and/or (b) approve or accept an unsolicited Alternative Transaction and may make or authorize any statement, recommendation or solicitation in support of an unsolicited Alternative Transaction, in each case only if Crown's Board of Directors determines in good faith: (i) that, in the case of subclause (a), such Alternative Transaction proposal is or is reasonably likely to be or become, or, in the case of subclause (b), such Alternative Transaction proposal is more favorable to Crown and its shareholders than the transactions contemplated by this Agreement; and (ii) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, review such information or furnish such information regarding, or approve or accept, the Alternative Transaction would violate the fiduciary duties under applicable Law (any such Alternative Transaction as to which such a determination has been made being herein referred to as a "Superior Proposal"); provided, however, that Crown shall, prior to providing such information or participating in such discussions, advise Parent that Crown will do so.

          5.1.5.3     Crown shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any of the foregoing. Crown agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Crown is a party, other than agreements with Crown's customers and suppliers entered into in the ordinary course of business.

          5.1.5.4     If Crown proposes to enter into a definitive agreement in connection with a Superior Proposal, it shall first provide Parent with the details thereof (including a copy of all written agreements, correspondence and other documents relating thereto) and a reasonable period of time (which shall not be less than two (2) business days) during which Parent may propose changes to the transaction provided for by this Agreement. Crown may not furnish any of its non-public information to a potential party to a Superior Proposal unless it has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Parent.

          5.1.5.5     Crown shall ensure that the officers and directors of Crown and the Crown Subsidiaries, and any investment banker, attorney or other advisor or representative retained by Crown or any of the Crown Subsidiaries, or providing services to Crown or any of the Crown Subsidiaries, in connection with the transactions contemplated hereby are aware of the restrictions described in this Section 5.1.5 and shall direct such Persons to comply therewith.

     5.1.6     Violation of Law. Crown shall not take any action which violates any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties which would have a Material Adverse Effect.

     5.1.7     Books and Records. Crown shall maintain its books, accounts and records in accordance with GAAP and, except as otherwise required by GAAP, on a basis consistent with the Most Recent Financial Statements. Crown shall not make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP.

     5.1.8     Taxes. Crown will not (i) incur, pay or be subject to any obligation to make any payment of, or in respect of, any Tax on or before the Effective Time, except in the ordinary course of business or (ii) agree to extend or waive any statute of limitations on the assessment or collection of any Tax.

     5.1.9     Payment of Liabilities. Crown shall pay or discharge its current liabilities and accounts payable and properly accrue or provide for deferred liabilities in the ordinary course of business consistent with past practice, except for such liabilities as may be subject to a good faith dispute or counterclaim and for which adequate reserves have been established.

     5.1.10     Collection of Accounts Receivable. Crown shall use reasonable commercial efforts to collect its accounts receivable in the ordinary course of business consistent with past practice. Crown shall not factor or sell or agree to factor or sell its accounts receivable or any portion thereof.

     5.1.11     Vendors and Suppliers. Crown shall not change or agree to change any Material terms with any of its vendors or suppliers except in the ordinary course of business. Crown shall pay all liabilities to vendors and suppliers in the ordinary course of business consistent with past practice.

     5.1.12     Payroll. Except as may be required by Law, Crown shall not make any Material change in its payroll and payroll tax payment practices.

     5.1.13     Capital Expenditures. Crown shall not make any capital expenditures in excess of $500,000 in the aggregate per calendar quarter.

5.2     Processing of Requests for Consent. If Crown wishes to seek the consent of Parent to any activity requiring such consent pursuant to Section 5.1, it shall request such consent by written notice to Brian W. Penny, the Chief Financial Officer of Parent. Parent shall use reasonable efforts to cause a decision with respect to such consent to be made and communicated to Crown as soon as practical and, in any event, within five business days following receipt of such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1     Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and Crown shall prepare and file with the SEC a registration statement on Form F-4 (the "Registration Statement"), which will include a proxy statement for the solicitation of proxies by Crown in connection with the approval of the Merger by the Crown stockholders (the "Proxy Statement/Prospectus"). Each of Parent and Crown shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of Kinross Common Shares in the Merger and the solicitation of proxies for the Crown Stockholders' Meeting. Each of Parent and Crown shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such registration statement. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, Crown shall comply with all applicable requirements of the Exchange Act, rules and regulations thereunder, and the Washington Act necessary to notice and hold the Crown Stockholders' Meeting. The Proxy Statement/Prospectus shall include the Crown Recommendation, unless such recommendation shall have been withdrawn as a result of a Superior Proposal or as the Board of Directors, after consultation with outside legal counsel, determines is required by the fiduciary duties of the Crown Board of Directors. The information supplied by Crown or Parent, as the case may be, for inclusion in the Registration Statement shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Crown, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Crown hereby consents to the use of the information it provides for inclusion in the Registration Statement or contained in Crown's periodic reports filed with the SEC in any filing Kinross is obligated to make or makes under the provisions of Canadian securities Laws. If at any time prior to the Effective Time any event or circumstance relating to Crown or any of its affiliates, or its or their respective officers or directors, is discovered by Crown or Parent, as the case may be, that should be set forth in a supplement or an amendment to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof in writing. All documents that Crown or Parent, as the case may be, is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

6.2     Conversion of Outstanding Crown Convertible Notes. Crown agrees to use its commercially reasonable efforts to (i) obtain the necessary approval of the holders of the outstanding Crown Convertible Notes to amend the terms of such Crown Convertible Notes; (ii) obtain the necessary agreement of each of the holders of such Crown Convertible Notes; or (iii) to call the Crown Convertible Notes for redemption, in any event, so that all of the outstanding Crown Convertible Notes are redeemed or are converted into Crown Common Shares prior to the Effective Time.

6.3     Filings by Solitario. Crown agrees to use its commercially reasonable efforts to cause Solitario to make all filings and obtain all regulatory approvals required by the Securities Act, the Exchange Act, and Canadian securities Laws in connection with the distribution by Crown of the Solitario Common Stock to the stockholders of Crown. Such filings shall be prepared by and made at the expense of Solitario. Crown shall cooperate in providing all information to Solitario necessary to complete such filings.

6.4     Access and Information. Crown hereby covenants and agrees that it will afford to Parent and its representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties upon reasonable prior notice and shall use reasonable efforts to make its directors, management, other employees and authorized representatives (including counsel and independent public accountants) available to confer with Parent and its authorized representatives (provided that Parent shall give the Chief Executive Officer of Crown reasonable notice) and, during such period, Crown will (i) make available all papers and records of Crown relating to the assets, properties, operations, obligations and liabilities of Crown, including but not limited to, all books of account (including the general ledger), tax records and returns, title documents, minute books of directors', committees' and stockholders' meetings, mining plans or permitting applications or strategies (other than documents relating to the consideration by Crown of the transactions contemplated by this Agreement), Organizational Documents, Crown Contracts, filings with and communications from any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects as Parent may from time to time reasonably request and that Crown has, and (ii) promptly furnish to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. Throughout the period prior to the Effective Time, Crown will cause one or more of its designated representatives to be available to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of Crown.

6.5     Regulatory Approvals. Parent, Purchaser and Crown shall make all filings and requests for approval with any and all Governmental Entities as may be necessary to permit or give effect to the transactions contemplated by this Agreement.

6.6     Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including using its commercially reasonable efforts to obtain all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations; and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Crown and Parent each will make commercially reasonable efforts to conduct its business so that its representations and warranties shall be true and correct at the Effective Time (except those representations and warranties which are expressly limited to some other date, or actions contemplated or permitted hereby) with the same force and effect as if such representations and warranties were made anew at and as of the Effective Time. Each party shall give prompt written notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure has caused or could reasonably be expected to cause any representation or warranty of Crown or Parent as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VII and (ii) any failure of Crown or Parent as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.7     Publicity. So long as this Agreement is in effect, neither Crown nor Parent will, prior to the Effective Time, issue, or permit to be issued any press release or other announcement or public disclosure of matters related to this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with NYSE or the TSX.

6.8     Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Nothing herein shall preclude Parent from transferring its ownership of Crown to another Subsidiary of Parent that is "controlled" by Parent within the meaning of Code Section 368(a)(2)(c).

6.9     Indemnification. Notwithstanding anything in this Agreement to the contrary, including Section 1.5, the Merger shall not diminish or otherwise adversely affect the rights of the current and former directors and officers of Crown (each an "Indemnified Party") under Articles XII and XIII of the Articles of Amendment of the Restated Articles of Incorporation of Crown and under Article Eleven of the Bylaws of Crown (collectively the "Indemnification Provisions"). The Surviving Corporation and the Parent assume and shall be jointly and severally liable for all obligations of Crown under the Indemnification Provisions for any "proceeding" (as defined in Section 11-1 of the Bylaws of Crown) that arises with respect to an Indemnified Party within six (6) years after the Effective Time. Each Indemnified Party shall have the right to enforce his rights under the Indemnification Provisions directly against the Surviving Corporation and/or the Parent, with respect to each such proceeding. The Surviving Corporation and the Parent agree that, notwithstanding the terms of Section 11-3 of the Bylaws of Crown, in all proceedings not brought by the Surviving Corporation and/or Parent, the Surviving Corporation and Parent shall not have the right by resolution of the Board of Directors or other corporate action to withhold the advancement of expenses to an Indemnified Party, and that such right to the advancement of expenses shall be subject only to the Indemnified Party's delivery of the undertaking described in Section 11-3 of the Bylaws of Crown. This Section 6.9 (i) is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his heirs and personal representatives, (ii) shall be binding on the Surviving Corporation and the Parent and their respective successors and assigns, and (iii) shall survive the Merger and Effective Time.

6.10     Rule 145 Affiliates. Prior to the Effective Time, Crown shall cause to be delivered to Parent a list identifying all persons who are, at the time of the Crown Stockholders' Meeting, deemed to be an affiliate (as defined in the Securities Act) of Crown. Crown shall use its reasonable efforts to cause each person who is identified as a possible Securities Act Affiliate to enter into, prior to the Effective Time, an agreement in the form attached hereto as Exhibit 6.10 pursuant to which each such Person acknowledges its responsibilities as such an affiliate.

6.11     Tax Representation Letters. For purposes of the tax opinion described in Section 7.2.4 of this Agreement, each of Crown, Parent, and Purchaser shall provide representation letters reasonably customary in scope and substance, each dated as of the date that is two business days prior to the date the Proxy Statement/Prospectus is mailed to shareholders of Crown and reissued as of the Closing Date.

6.12     Crown Options. The Crown Board of Directors, in a timely fashion, shall select the alternative set forth in paragraph 10.2-3 of the Crown 2002 Stock Incentive Plan so that all Crown Options shall be exercised or shall terminate prior to the Effective Time.

ARTICLE VII

CONDITIONS

7.1     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions, except, to the extent permitted by applicable Law, as such condition may be waived in writing pursuant to Section 7.5 by the joint action of Parent and Crown:

     7.1.1     Registration Statement. The Registration Statement shall have been declared effective by the SEC and Parent shall have received all other authorizations necessary under applicable securities laws to consummate the transactions contemplated by this Agreement.

     7.1.2     Approval of Crown Stockholders. Crown shall have obtained all approvals of holders of shares of capital stock of Crown necessary to approve and adopt the Merger, this Agreement and all the transactions contemplated hereby to the extent required by the Washington Act.

     7.1.3     Injunction; Compliance With Law. No preliminary or permanent injunction or other order by any foreign court having appropriate jurisdiction or of any federal or state court preventing consummation of the Merger having been issued and continuing in effect, and the Merger and the other transactions contemplated hereby not being prohibited under any applicable Law.

     7.1.4     Legal Proceedings. No Law or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger or litigation instigated which seeks to prohibit, restrain, enjoin, or restrict the consummation of the Merger.

     7.1.5     Regulatory Approvals. All approvals, consents, or authorizations of any governmental entity or other regulatory body having jurisdiction over the matter, including, but not limited to, the NYSE and the TSX, required as a condition of the consummation of the transactions contemplated herein shall have been received and shall not have been rescinded; and neither Crown nor Parent shall have received written notice from any such entity that it is conducting any review or investigation to determine whether any such approval, consent, or authorization should be withdrawn or Materially modified.

7.2     Additional Conditions to Obligations of Crown. The obligations of Crown to effect the Merger and the other transactions contemplated hereby are also subject the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Crown, in whole or in part, to the extent permitted by applicable law.

     7.2.1     Representations and Warranties. Each of the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Crown shall have received a certificate of the President and the Chief Financial Officer of Parent, dated the Closing Date, to such effect.

     7.2.2     Agreements and Covenants. Parent and Purchaser shall each have performed or complied, in all Material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Crown shall have received a certificate of the President and the Chief Financial Officer of Parent and Purchaser, dated the Closing Date, to such effect.

     7.2.3     Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence, or circumstance in the current or future business, assets, liabilities, financial condition, or results of operations of Parent and its consolidated subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, viewed on a consolidated basis.

     7.2.4     Tax Opinion. Crown shall have received the written opinion of Parr Waddoups Brown Gee & Loveless, dated the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) Parent, Purchaser, and Crown will constitute parties to the reorganization within the meaning of Section 368(b) of the Code; and (c) for United States federal income tax purposes no gain or loss will be recognized by the holders of Crown Common Stock or Crown Warrants upon receipt of shares of Kinross Common Shares in the Merger in exchange for such Crown Common Stock or Crown Warrants, except for any cash received in lieu of a fractional share interest in the Kinross Common Shares; and (d) Crown Shareholders will not recognize taxable gain under Section 367(a) of the Code as a result of the Merger; and such opinion shall not have been withdrawn or modified. Counsel may rely on representations from the parties and appropriate assumptions in rendering its opinion.

     7.2.5     Approvals and Consents. Parent shall have obtained any consents from third parties necessary to consummate the transactions contemplated hereby without Material Adverse Effect on the business or financial condition of Parent.

     7.2.6     Opinion of Financial Advisor. The financial advisor of Crown, Haywood Securities Inc. of Toronto, Ontario, has delivered to the Board of Directors of Crown a written opinion to the effect that the Exchange Ratio is fair from a financial point of view to the shareholders of Crown.

7.3     Additional Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent and Purchaser, in whole or in part, to the extent permitted by applicable law.

     7.3.1     Representations and Warranties. Each of the representations and warranties of Crown contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Parent and Purchaser shall have received a certificate of the President and the Chief Financial Officer of Crown, dated the Closing Date, to such effect.

     7.3.2     Agreements and Covenants. Crown shall have performed or complied, in all Material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent and Purchaser shall have received a certificate of the President and the Chief Financial Officer of Crown, dated the Closing Date, to such effect.

     7.3.3     Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence, or circumstance in the current or future business prospects, assets, liabilities, financial condition or results of operations of Crown or any of the Crown Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the business, properties, or prospects of Crown, including any action taken, or any statute, rule, regulation, or order enacted, entered, or enforced by any Governmental Entity in connection with the grant or denial of a regulatory approval necessary, in the reasonable business judgment of Parent and Purchaser, to the continuing operation of the current or future business of Crown which, in the reasonable business judgment of Parent and Purchaser, would be materially burdensome in the context of the transactions contemplated by this Agreement. Parent and Purchaser shall have received a certificate of the President and the Chief Financial Officer of Crown, dated the Closing Date, to such effect. For the purpose of this Agreement, changes in gold prices do not, by themselves, constitute a change having a Material Adverse Effect.

     7.3.4     Dissenter Rights. The number of shares of Crown Common Stock for which valid Dissenter Notices have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed 5% of the issued and outstanding Crown Common Stock immediately prior to the Effective Time.

     7.3.5     Distribution of Solitario Common Stock. The distribution of the Solitario Common Stock to the shareholders of Crown, if any, has been completed in accordance with applicable United States and Canadian securities and corporate laws in a method reasonably satisfactory to Parent and Purchaser.

     7.3.6     Approvals and Consents. Crown shall have obtained any consents from third parties necessary to consummate the transactions contemplated hereby without Material Adverse Effect on the business or financial condition of Crown.

     7.3.7     Redemption or Conversion of the Crown Convertible Notes. All of the Crown Convertible Notes shall have been converted into shares of Crown Common Stock or redeemed prior to the Effective Time.

     7.3.8     Crown Options. All of the Crown Options shall have been exercised or terminated prior to the Effective Time.

ARTICLE VIII

TERMINATION AND WAIVER

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Crown Stockholders:

     8.1.1     By Mutual Agreement. By mutual written agreement of Parent and Crown.

     8.1.2     By Parent or Crown. By either Parent or Crown, if:

          8.1.2.1     the consummation of the Merger has not occurred by June 30, 2004, provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any Material respect its obligations under this Agreement in any manner that has contributed to the failure of the consummation of the Merger on or before the such date;

          8.1.2.2     there is any Law that prohibits or makes the consummation of the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

          8.1.2.3     at the Crown Stockholders' Meeting (including any adjournment or postponement thereof), Crown Stockholder Approval has not been obtained, if required by applicable Law, unless such failure to obtain Crown Stockholder Approval is the result of a Material breach of this Agreement by the party seeking to terminate this Agreement.

     8.1.3     By Crown. By Crown, if:

          8.1.3.1     (A) the representations and warranties of Parent and/or Purchaser contained in Article III of this Agreement fail to be true and correct in any Material respect (or if the representation or warranty already is qualified as to Materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) Parent or Purchaser Materially breaches or Materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all Material respects within ten (10) days after Crown's written notice thereof to Parent or Purchaser; or

          8.1.3.2     Crown's Board of Directors has withdrawn the Crown Recommendation or has recommended or entered into a definitive agreement with respect to a Superior Proposal.

     8.1.4     By Purchaser and Parent. By Purchaser and Parent, if:

          8.1.4.1     (A) the representations and warranties of Crown contained in Article IV of this Agreement fail to be true and correct in any Material respect (or if the representation or warranty already is qualified as to Materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) Crown Materially breaches or Materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all Material respects within ten (10) days after Parent's written notice thereof to Crown; or

          8.1.4.2     Crown's Board of Directors has withdrawn the Crown Recommendation or has recommended or entered into a definitive agreement with respect to a Superior Proposal.

8.2     Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except for any liability of any party as a result of that party's breach, provided that the provisions of this Article VIII and Article IX will remain in full force and effect and survive any termination of this Agreement.

8.3     Fees and Expenses. Except as set forth in Section 8.4, all fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.4     Termination Fee and Expense Reimbursement. Notwithstanding any other provision of this Agreement, in the event that Crown does not consummate the transactions contemplated by this Agreement as a result of entering into any agreement resulting from a Superior Proposal within six months of the date of this Agreement, then Crown shall (i) pay to Parent a fee of $2,000,000 (the "Termination Fee"), and (ii) reimburse Parent for its documented, reasonable third-party, out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the "Expense Reimbursement"). Notwithstanding the foregoing, if a court having jurisdiction of the matter should finally determine that either the Termination Fee or the Expense Reimbursement is not permissible, or is in excess of the amount permissible under applicable Law, then the full amount determined by the court to be permissible under applicable Law shall be paid to Parent.

8.5     Other Termination Fee and Expense Reimbursement Matters. Crown shall make all payments required by Section 8.4 promptly (and in any event within five (5) business days of receipt by Crown of written notice from Parent) by wire transfer of immediately available funds to an account designated by Parent in writing. Crown acknowledges that the agreements regarding the Termination Fee and Expense Reimbursement contained in this Agreement are an integral part of the transactions contemplated hereby, and that in the absence of such agreements, Parent and Purchaser would not have entered into this Agreement.

8.6     Waiver. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) except as prohibited by law, waive compliance with any of the agreements or conditions contained herein the benefit of which such party or its stockholders is entitled to. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

8.7     Confidentiality. All information obtained by Parent pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, however, Crown, Parent, and Purchaser (and each affiliate and person acting on behalf of Crown, Parent, and Purchaser) agree that each of them (and each employee, representative, and other agent of such Person) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Merger (and any related transactions) and all materials of any kind (including opinions or other tax analyses) provided to such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

ARTICLE IX

GENERAL PROVISIONS

9.1     Notices. No notice or other communication shall be deemed given unless sent in any of the manners, and to the attention of the persons, specified in this Section 9.1. All notices and other communications hereunder shall be in writing and shall be deemed given or delivered to any party (i) upon delivery to the address of such party specified below if delivered personally, (ii) one business day after being sent by reputable overnight courier (charges prepaid) or (iii) five business days after being sent by registered or certified mail (return receipt requested), in any case to the parties at the following addresses or telecopy numbers (followed promptly by personal, courier or certified or registered mail delivery) (or at such other addresses for a party as will be specified by like notice):

     9.1.1     To Parent or Purchaser:

Kinross Gold Corporation

52nd Floor Scotia Plaza

40 King Street West

Toronto, Ontario Canada M5H 3Y2

Telephone: (416) 365-5123

Facsimile: (416) 363-6622

with a copy to:

Keith L. Pope

Parr Waddoups Brown Gee & Loveless

185 South State Street, Suite 1300

Salt Lake City, Utah 84111-1537

Telephone: (801) 531-7840

Facsimile: (801) 532-7750

     9.1.2     To Crown:

Crown Resources Corporation

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

Telephone: (303) 534-1030

Facsimile: (303) 534-1809

with a copy to:

John J. Halle

Stoel Rives LLP

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Telephone: (503) 224-3380

Facsimile: (503) 220-2480

9.2     Specific Performance and Other Remedies. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The prevailing party in any proceeding shall be entitled to reimbursement for all its costs and expenses (including reasonable attorneys' fees) relating to such proceeding from the non-prevailing party.

9.3     Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4     Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) subject to that certain Mutual Nondisclosure Agreement, dated October 7, 2003 between Parent and Crown, constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter, (ii) is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal law, not the law of conflicts, of the State of Washington and (iv) may not be amended, modified or supplemented except by written agreement of the parties hereto. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but a single agreement. The term "person" as used herein shall mean any individual, partnership, corporation, limited liability company, trust or other entity.

9.5     Assignment. This Agreement (including the documents and instruments referred to herein) may not be assigned by any party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

9.6     Language. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

9.7     Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

9.8     Non-Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall terminate as of the Effective Time.

ARTICLE X

DEFINITIONS

As used in the Agreement, the terms below shall have the meanings set forth below.

"Accounts Receivable" is defined in Section 4.19.

"Affiliate" shall mean any person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, an other person, (ii) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in the other person or (iii) ten percent (10%) or more of whose voting stock is owned directly or beneficially or held by the other person.

"Affiliated Group" shall have the meaning ascribed to it under Section 1504(a) of the Code.

"Alternative Transaction" is defined in Section 5.1.5.1.

"Articles of Merger" is defined in Section 1.3.

"Average Closing Price" is defined in Section 2.2.3.

"Benefit Plans" is defined in Section 4.8.1.

"Capitalized Lease Obligations" shall mean all obligations or liabilities created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

"Certificate" is defined in Section 2.1.

"Change in Control Benefit" is defined in Section 4.8.1.

"Closing" is defined in Section 1.2.

"Closing Date" is defined in Section 1.2.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Constituent Corporations" is defined in the Preamble.

"Crown" is defined in the Preamble.

"Crown Common Stock" shall mean the shares of common stock of Crown.

"Crown Contracts" shall mean any agreement, written or oral, to which Crown or the Crown Subsidiaries are a party or by which Crown or the Crown Subsidiaries are bound or to which the assets of Crown or the Crown Subsidiaries are subject.

"Crown Convertible Notes" is defined in Section 4.2.2.

"Crown Disclosure Schedule" shall mean the schedule delivered by Crown to Parent simultaneously with the execution and delivery of this Agreement.

"Crown Option" and "Crown Options" are defined in Section 4.2.4.

"Crown Permits" is defined in Section 4.11.

"Crown Recommendation" is defined in Section 4.3.1.

"Crown Stockholder" shall mean a holder of shares of Crown Common Stock.

"Crown Stockholder Approval" shall mean the approval of the Merger, this Agreement and the transactions contemplated hereby by the Crown Stockholders in accordance with the Organizational Documents of Crown and the Washington Act.

"Crown Stockholders' Meeting" is defined in Section 5.2.1.1.

"Crown Stockholders' Notice" shall mean the notice of the Crown Stockholders' Meeting including the proxy card and letter of transmittal in the form to be delivered to the Crown Stockholders in connection with the Crown Stockholder Approval of this Agreement and the Merger.

"Crown Subsidiaries" is defined in Section 4.1; provided, however, such term does not include Solitario as one of the Crown Subsidiaries.

"Crown Warrant" is defined in Section 4.2.3.

"Dissenter" has the meaning set forth in Section 13.010(2) of the Washington Act.

"Dissenter Notice" shall mean a notice described in Section 13.210 of the Washington Act.

"DOJ" shall mean the United States Department of Justice.

"Effective Time" is defined in Section 1.3.

"Environmental Law" shall mean any and all existing federal, international, state or local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, relating to public health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. ' 7401 et seq., the Clean Water Act, 33 U.S.C. ' 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. ' 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ' 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ' 9601 et seq. and any similar or implementing state or local law, or any common law, which governs: (i) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (ii) the emission, discharge or Release, of Hazardous Materials or contaminants into the environment; (iii) the control of Hazardous Materials or contaminants; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any Person which is or was treated as a single employer with Crown (or otherwise aggregated with Crown) under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

"Exchange Act" is the Securities Exchange Act of 1934, as amended.

"Exchange Agent" is defined in Section 2.1.

"Exchange Ratio" is defined in Section 1.8.1.

"Financial Statements" is defined in Section 4.4.1.

"GAAP" shall mean the United States generally accepted accounting principles.

"Governmental Entities" shall mean, collectively, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any state, county, city or other political subdivision.

"Hazardous Materials" shall mean any material or substance: (i) which is now defined as a "hazardous substance," "pollutant," "contaminant," "hazardous material," "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substance," or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity, under or pursuant to CERCLA, or other Environmental Law, and existing amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is defined as a "hazardous waste" pursuant to RCRA and existing amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos in any form that is or could become friable; (vi) which is radioactive; (vii) which is biologically hazardous; or (viii) the presence of which is regulated by or subject to, or requires investigation or remediation under, any federal, international, state, or local statute, regulation, ordinance, policy or other Environmental Law.

"Intellectual Property" is defined in Section 4.18.

"IRS" shall mean the United States Internal Revenue Service.

"Joint Press Release" is defined in Section 1.8.7.

"Kinross" is defined in the Preamble.

"Kinross Common Shares" is defined in the Background Section.

"Kinross Securities Filings" is defined in Section 3.7.

"Knowledge" shall mean with respect to a Person or the actual knowledge of the officers and directors of such Person and its Subsidiaries.

"Laws" shall mean, collectively, any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity.

"Liens" shall mean all mortgages, liens, pledges, claims, charges, security interests or other encumbrances.

"Material" shall mean material to the business, assets, financial condition, operations or results of operations of a Person and its Subsidiaries, taken as a whole.

"Material Adverse Effect" shall mean with respect to a Person any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

"Material Contracts" is defined in Section 4.14.2.

"Merger" is defined in the Background Section.

"Most Recent Balance Sheet" is defined in Section 4.4.1.

"Most Recent Financial Statements" is defined in Section 4.4.1.

"Organizational Documents" shall mean the articles or certificate of incorporation, articles or certificate of formation, bylaws, operating agreement, limited liability company agreement or other similar formation and/or governing documents.

"Parent" is defined in the Preamble.

"Permitted Liens" shall mean (i) Liens securing liabilities which are reflected or reserved against in the most recent balance sheet of Crown filed with the SEC to the extent so reflected or reserved; (ii) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Crown's books in accordance with GAAP; (iii) existing mechanic's, materialmen's, and similar Liens, to the extent that adequate reserves with respect thereto are reflected in the most recent balance sheet of Crown filed with the SEC; (iv) existing purchase money Liens for amounts that are not yet due and payable or which are being contested in good faith if adequate reserves with respect thereto are maintained in Crown's books in accordance with GAAP; (v) with respect to real property, existing Liens arising from easements, covenants, conditions, and restrictions which, individually or in the aggregate, do not Materially interfere with the existing or proposed use of the real property and Liens securing rental payments under capital lease arrangements; and (vi) similar matters of record affecting title to such real property that, individually and in the aggregate, do not and would not Materially detract from the value of such property and assets of the Crown or the Crown Subsidiaries or Materially interfere with the use thereof as currently used.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

"Proxy Statement/Prospectus" is defined in Section 6.1.

"Purchaser" is defined in the Preamble.

"Purchaser Shares" shall mean the issued and outstanding shares of the common stock, $0.01 par value per share, of Purchaser.

"Qualified Plans" is defined in Section 4.8.3.2.

"Registration Statement" is defined in Section 6.1.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment, including without limitation the abandonment or discarding or disposal of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Materials.

"Returns" shall mean all United States federal, state, county, local and foreign returns, reports, declarations, claims for refund, information returns and statements with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Solitario" shall mean Solitario Resources Corporation, a Colorado corporation.

"Subsidiary" shall mean, with respect to any Person, an entity that is controlled either directly or indirectly by the Person or in which the Person directly or indirectly owns or controls more than fifty percent of its equity.

"Superior Proposal" is defined in Section 5.1.5.2.

"Surviving Corporation" is defined in Section 1.1.

"Tax" and "Taxes" shall mean (i) all United States federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, license, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, payroll, stamp, occupation, withholding, employment, unemployment, disability, social security, real property, personal property, transfer import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax and penalties with respect thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (iii) as a result of being (A) a "transferee" within the meaning of Section 6901 of the Code (or any other applicable law) of another person, (B) a member of an affiliated or combined group or (C) pursuant to a tax sharing, tax allocation, or tax indemnity agreement.

"Treasury Regulation" shall mean the Income Tax Regulations promulgated by the United States Department of Treasury under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Washington Act" is defined in Section 1.1.

IN WITNESS WHEREOF, Parent, Purchaser, and Crown have caused this Agreement to be signed as of the date first written above by their respective officers or representatives thereunto duly authorized.

Parent:

KINROSS GOLD CORPORATION

By:

Name:

Title:

Purchaser:

CROWN MERGER CORPORATION

By:

Name:

Title:

Crown:

CROWN RESOURCES CORPORATION

By:

Name:

Title: